EXHIBIT (a) (8)

                                                              NEIGHBORCARE, INC.
                                                        Moderator:  Tania Almond
                                                            06-14-04/12:00 pm CT
                                                           Confirmation #8098890
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                               NEIGHBORCARE, INC.

                             MODERATOR: TANIA ALMOND
                                  JUNE 14, 2004
                                   12:00 PM CT


Operator:       Good  afternoon,  my  name is  (Tanika)  and I will be your conference facilitator. At this time I would like to welcome everyone to the NeighborCare Investor Presentation Conference Call and Webcast Slide Presentation. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

               If you would like to withdraw your question press star then the number 2. If you experience any issues during the show please press star then 0 on your touchtone phone or send a chat message to the Help Desk, each request will be answered as quickly as possible. I would now like to turn the show over to Miss Tania Almond, Director of Investor Relations with NeighborCare, please go ahead.

TaniaAlmond:   Thank  you.  Good  afternoon,  I want to  thank  you for
               joining  NeighborCare for a special  conference call and webcast.
               You may view the slide  presentation  that we will be referencing through the webcast.  You can access the slides  through the link provided in our press  release or go to  www.mshow.com  and
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                                                              NEIGHBORCARE, INC.
                                                        Moderator:  Tania Almond
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               under  Join A Show  enter  Show  Number  172956  and your  e-mail address, complete a brief registration page and you will be joined to the webcast. A replay of the call and the presentation will be posted to our Web site within a few hours following the event.

               John Arlotta, the company's Chairman, President and CEO will make the presentation, then we will open up the call to questions. Rick Sunderland, the company's Chief Financial Officer; John Gaither, our Senior Vice President, General Counsel and Secretary; Bob Smith, our Chief Operating Officer and Jack Kordash, our Executive Vice President and Assistant to the CEO are also here with us as well for the Q&A session. I would like to request that everyone limit themselves on the multi-part questions so that we are able to fit in all who would like to ask a question.

               Before we begin I must remind you that statements made in this conference call, in our public filings, releases and Web site which are not historical facts maybe forward-looking statements that involve risks and uncertainties and are subject to change at any time. We caution investors that any forward-looking statements made by us are not guarantees of future performance, we disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

               There is more complete information regarding forward-looking statements, risks and uncertainties in the company's filings with the Securities and Exchange Commission available on our Web site.
               In  addition,   we  are  going  to  discuss  non-GAAP   financial
               information on the call. Historical information is reconciled to comparable GAAP financial information in our earnings releases. Non-GAAP information for future periods will always be reconciled to GAAP figures as part of our earnings releases.
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                                                              NEIGHBORCARE, INC.
                                                        Moderator:  Tania Almond
                                                            06-14-04/12:00 pm CT
                                                           Confirmation #8098890
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               Now I'll turn it over to John Arlotta,  the  Chairman,  President and CEO of  NeighborCare.

John J. Arlotta:  Thank you Tania and good afternoon everyone. I would like to thank all of our shareholders for your patience and understanding while waiting for us to be able to speak to you today. As you probably know we are prohibited from public comment until we file our 14D-9. I am pleased to report that this filing was completed this morning and I'm now able to speak directly to you about our business plan. I want to emphasize that the business plan, which I will discuss with you today, is not new. It is the plan that began taking shape shortly after I arrived at the company in December of last year when NeighborCare became a standalone public company.

               It is also a plan, which I have discussed with our shareholders in increasing detail over the last six months. Therefore, for those of you that have followed us for some time you will see today's presentation as a continued effort to present more visibility on a business plan that is working. For those of you who are new to our story you will see a well-conceived, detailed plan to maximize the potential of NeighborCare.

               With that said, I have four specific objectives for today's presentation. First, I will provide a brief background and history of NeighborCare; second, I will show you at a high level what the company looks like today; third, I will lay out our business plan, including our success to-date as well as our assumptions for the future and finally, I will provide some insight into what the business plan will produce in terms of revenues and earnings in future years.
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                                                              NEIGHBORCARE, INC.
                                                        Moderator:  Tania Almond
                                                            06-14-04/12:00 pm CT
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               You   will  see  two   consistent   themes   throughout   today's
               presentation that are particularly noteworthy. The first is that the business plan is working. Virtually every priority we have established for the company is being successfully implemented. The second is that the plan makes sense. The assumptions we have developed for future performance are very achievable in light of what we have already accomplished in such a short period of time. With that said, please take a moment to review our notes on the 14D-9 and forward-looking statements so I may begin today's discussion.

               Okay, I'd like to start today with a brief overview of the history of this company. It actually started in 1985 as Genesis Health Ventures, which was a nursing home company. In 1988 they entered the pharmacy business, actually through an acquisition of a nursing home business. In 1996 the company made its first acquisition taking it fully into the pharmacy business and in 1998 the company acquired Vitalink. Now at that point in time the pharmacy business was worth about $1.1 billion in revenue. Then in 2000 and 2001 the company went in and out of bankruptcy, due primarily to changes in the nursing home reimbursement. In December of 2003, as many of you know, we split the company into two pieces and renamed the company NeighborCare under a new management team.

               A couple of points I'd like to make about this slide, the first is that until the spin, this was a nursing home company. Very much run by individuals who had been involved in the nursing home business for a long period of time and the second point is that NeighborCare on its own is a standalone business, it is just getting started with pure focus on the pharmacy business.

               Now let's take a look at the history of events leading up to where we are today, at least from my perspective. You can read through this on your own, I'd like to make a couple of points. I guess the first one would be that the
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                                                        Moderator:  Tania Almond
                                                            06-14-04/12:00 pm CT
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               initial meeting with Mr. Gemunder,  I agreed to primarily because
               I had not met Mr. Gemunder in the past and we are of course two industry leaders, I thought it would be good to sit down and get his views on the industry as a whole as well as express some of my own views.

               The second is, I'd like to just mention very importantly, that I never expressed any interest in the proposal that he provided, either at our dinner meeting or thereafter and the final point is that in every discussion I did say that we were just getting started and the greatest value to this company is really down the road as we begin to perform on our business plan. However, with all of that said I did offer to take his ideas to our Board because I have a fiduciary responsibility to do so.

               Now that I have reviewed that from my perspective, let me talk about the management team here at NeighborCare. I have, since July of last year, brought in four key new managers to help run the business. As you look through this slide you see a significant amount of healthcare experience and very importantly a diverse experience base within healthcare including people that have long-term care experience, people that have PBM experience, homecare experience and of course technology experience.

               My own experience base most recently is in the PBM industry and I bring that up because I think it's important as I look at this industry overall I see an industry today that looks very much to me like the PBM industry did some 10 years ago. I think that there's a real opportunity for this management team to take this industry, particularly this business, forward and raise the level of sophistication going forward.

               We have a new team. This team as you can see is very capable of raising that level of sophistication and as I mentioned earlier we're just getting started in
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                                                        Moderator:  Tania Almond
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               transforming  this  business.  Now this is the  management  team, let's take a look at the Board of Directors.

               A few points I'd like to make about this slide, first of all there are eight people on the Board today. The Board essentially makes up the same Board that was the Genesis Board pre-spin with two exceptions; Mr. Art Reimers and Miss Phyllis Yale have joined our Board since the spin. There's only one Board member from management and that is myself and there are six independent Board members. Final point I would make is that one member, Jim Dondero from Highland Capital, is in fact our largest shareholder.

               Now let's take a look at the NeighborCare business overall. You can see on this slide that we're estimating our revenues to be between $1.4 and $1.5 billion in 2004. The business is broken into four product lines. The first and obviously the most important product line is our Institutional Pharmacy business, which makes up about 85% of our revenues or a little over $1 billion in revenue. We have 255,000 beds that we're servicing today though 65 pharmacies in 32 different states.

               The second business is our Retail Pharmacy business; excuse me, which is about 8% of revenues or approximately $100 million in revenues. These pharmacies, 33 of them, are located in four states, most of them actually being in Maryland and they're essentially small pharmacies of about 500 square feet located in medical office buildings.

               The third product line is NeighborCare At Home, this represents 5% of our revenues or about $75 million, split pretty evenly between home IV and home respiratory therapy. We're located in 10 states with most of the business again being along the Eastern seaboard and today we service about 20,000 patients.
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                                                              NEIGHBORCARE, INC.
                                                        Moderator:  Tania Almond
                                                            06-14-04/12:00 pm CT
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               The last product line is our Tidewater  GPO,  which is one of the largest long-term care GPO's in the industry, and it serves about 500,000 beds, primarily with food products and durable medical equipment. The Tidewater GPO actually represents an excellent cross selling opportunity for our company since many of the beds under contract with Tidewater are not currently NeighborCare Pharmacy beds.

               So that's what the business looks like. Let's take a look at what the customer base looks like. As you can see on this next slide, on the right-hand side, we have about 2,500 customers today with an average tenure of 5.7 years. We have a contract length that is actually increasing; in fact since July when I arrived we've had new contracts, about 50% of our new contracts have actually been 3 to 5 years in duration. You can also see on this slide that ManorCare and Genesis are our largest customers and their actually very long-term in nature, with ManorCare's contract going through February of '06 and Genesis, really a 10-year contract.

               On the left-hand side of the slide, again you see ManorCare and Genesis making up about 20% of our business, but 80% of the business is actually small accounts with no single account representing more than 3% of our business. So the point I would make about this slide is that our large accounts are stable and overall we have a very diversified customer base without significant risk.

               I'd like to finish with a quick snapshot of where the business is today. You can see here, 255,000 beds, our organic growth about 6,000 net new beds year-to-date and 10,000 beds acquired through June of this year. Our revenue per bed is about $406 and we see that rising at about a 7 to 8% rate on a year-over-year basis and our adjusted EBITDA is about 8%.
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                                                        Moderator:  Tania Almond
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               So again the  important  thing  about  this slide is that we have size and scale to compete effectively in this marketplace with 255,000 beds and 65 pharmacies. A second point I would make is that the organic growth numbers and the acquisition numbers again indicate that we're executing successfully on our plan to grow the business organically and through strategic acquisition.

               We have a plan, we're executing on the plan, let's take a look at the opportunities that are ahead of us. First, this is a great industry to be in. We've got built-in top line growth because of, what I refer to as drug trend, and I'll share some numbers with you a little bit later on drug trend that I think are interesting. We also have built-in bottom line growth because we have a business that's converting to generic products from branded products and those generic products are not only better for our customers in terms of the lower price, but they're more profitable for us.

               We're also in a great business situation because we have an opportunity to expand our EBITDA margin, the market leader is significantly higher than we are in EBITDA margin and I would say that this is an issue, not of size, but of execution and as you'll see as we go through the presentation we are in fact beginning to execute very nicely on the various areas that will help to increase our EBITDA margin.

               Third point I would make is that there's a very real opportunity to differentiate ourselves in the industry from a sales value proposition standpoint. As I say to our employees and our customers all the time, we want to be more than just a distributor of drugs, we want to be someone who actually helps our customers to manage their drug costs.

               The next point is that the mom and pop's of the industry are significant, their large in number and there is a lot of opportunity to consolidate this industry
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               and we've been showing through our recent acquisitions that we're very well situated to do that.

               And then finally we have an experienced management team, as I mentioned earlier, that's very capable of transforming this business to where we want to get it to.

               Now these are the opportunities, how are we going to do it? The next slide is one that, for those of you who have followed us for a while will be very familiar to you, it is our business plan and it's something as I mentioned earlier I've laid out very early in the process and we are tracking very nicely on executing toward this plan. I'm not going to go through each of the points right now, I'll go through them individually and share some information in just a moment and in fact what I want to do here is I want to take each of these priorities and show you our progress to-date, then I'd like to also show you the assumptions that we're making over the next four years that lay out our business plan.

               Taking a look at the first priority you can see that priority is to drive our service costs down while improving our customer service. Today I'm going to focus on the cost side of the equation, but understand if you will, that we have significant programs in place today that help us to track our customer service levels so that we're sure that as we're beginning to drive our costs down we are in fact getting the results that we're looking for, which is not just cost reduction, but also improvement in our customer service.

               You can see here this has been a three-phase program for us that I've laid out. Phase I is Best Demonstrated Practices. We have saved to-date; through the end of this year we will have saved about $18 million. In Phase II, which I have laid out to our shareholders in the past, we've moved to centralization of

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               various processes,  adding fax servers and imaging  equipment,  a new decision rule engine and very importantly, our Drug Repack initiative. These programs will save us between $20 and $30 million on an annualized basis and in Phase III of the program, what we refer to as Advanced Pharmacy Automation, where we intend to save another $20 million in costs, is a program that I'm going to share a bit more insight on as we go through the presentation today.

               The points that I'd like to make about the graph on this particular slide, first of all, again the programs are working. This is a graph showing cost of service as a percent of revenue and as you can see here we've had about 100 basis point improvement between '03 and the end of '04. Our future assumption also makes sense. You can see that going out through 2008 we'll see an additional 200 - 300 basis points improvement. Again, primarily through the Phase II and Phase III programs that I've just mentioned and I'll go into in a little bit more detail in a moment. So as you can see our assumption relative to cost of service is very doable and very reasonable.

               Next I'd like to talk about our product costs. As you can see here we've had a lot of success as well. In fact, we just announced an expanded relationship with Cardinal, which is going to save us approximately $5 million a year. We also have had a lot of success in developing our new P&T process and our new formulary, which I will tell you briefly is a formulary that I would call in the middle, it's not an open formulary, it's not a
               totally   closed   formulary,   it  provides  our  customers  the
               flexibility that we think that we need and yet it still helps us to drive greater rebates. We also put in place a new system to track our rebate performance by individual pharmacy and this is helping us really to monitor the performance of our Formulary Management Program in a way that we've never been able to in the past.
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                                                              NEIGHBORCARE, INC.
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               As you  look  again  at the  chart I want to  point  out that our programs here on rebates as a percent of revenue are in fact working. We've seen a 40 basis point improvement between '03 and '04 and going out our assumption is that we'll continue to see improvements getting to 60 to 80 basis points by '08. So again, this is a story that makes a lot of sense and the assumptions make a lot of sense going forward.

               Now I've talked about cost of product and cost of service, let me move to our sales effort. Our third priority is to grow sales organically and increase our customer retention. This, as I've said many times in presentations in the past, is a story of working on the fundamentals, the blocking and tackling.

               In doing that we have started by centralizing our contracting and our pricing programs, we have also put in place various programs to better monitor our sales force performance, we've initiated a brand new account management program aimed at retaining our customers, we have also put in place a new value proposition for our sales force to work with our customers on and I'll give you a little bit more color on that later in the presentation and finally we have a complete new team in terms of management from a sales and account management perspective.

               Now if you look at the chart here on this particular slide you'll see again that our programs are working. Our net bed gains over the last four years have been flat and now we're moving into a stage where we're getting positive net bed gain. In fact, we're very much on track to deliver the 5,000 to 10,000 net new beds that I've been talking to the marketplace about over the past few months.

               Our retention rate on the top of the graph has also improved between '03 and '04, you can see going from 86% retention to almost 89% retention. So again,
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               looking at this chart I think the retention  rates as well as the
               net  bed  gains  are  very   achievable   going  out  into  2008,
               particularly when you consider that we're building terrific momentum right now going into 2005 and we have a brand new team in place, ready to go with new tools.

               Now our next priority was strategic acquisitions and when it comes to acquisitions we've had a couple of thoughts in mind. The first is we wanted to look to locations where we did not have a presence and we needed to fill in our geographic presence, particularly so that we could compete for large national contracts. We also look at places that we have an existing presence and we feel that we can gain a very significant additional presence through making an acquisition. You can see that our acquisition programs in the past have been rather meager. In 2003 we acquired 1,300 new beds, in 2004 year-to-date we've already acquired 10,000 beds and our budget for this year is 14,000 new beds.

               Now  our  recent  acquisition  is a  great  example  of how  this strategy has actually been coming to light. This was an acquisition in Connecticut where we were not, quite frankly, very strong as an organization. By taking the acquisition and putting it with our existing beds we now have a significant presence in the State of Connecticut.

               And also looking at this potential acquisition we are quite excited that the people running the organization had the same philosophy that we had relative to the use of technology and in fact, this was one of the reasons that we made this particular acquisition, so that we could bring into our shop some technology and some ideas that were right inline with what we're trying to do for the entire company.
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                                                        Moderator:  Tania Almond
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               Now again the point I'd make from this slide is that we've proven that we can compete on acquisitions and going forward, as you see, we've got a very reasonable assumption of 10,000 to 20,000 new beds. That's very achievable.

               In addition to the acquisition plan we've also had a new plan for startup locations. Quite frankly we had some gaps in our geographic coverage that have limited our ability to compete on a national basis for national contracts. Particularly these areas were the southeast and the plain states as well as Ohio and the West Virginia area.

               Our plan was to add 5 to 10 new sites in 2004, you can see from the large red stars indicating sites that we will have open by the end of August that actually going back over the last 12 months we will have opened 12 new sites and very nicely filled in some of the geographic coverage gaps that we've had. We also have a couple of future locations shown in yellow here where we intend to go into particular states to really completely round out our geographic coverage. So the point I'd make about this slide is that we have, in fact, filled the gaps and we're very capable of competing for national accounts.

               Now  I've  talked  about  the  four  priorities,  I said I  would actually come back to a discussion, a further discussion, on automation. I'd like to do that at this particular point in time. I always like to start with this particular slide; it's what I call our Long-Term Care Pharmacy Business Cycle Slide. I like to use this because, for those of you that are not familiar with the industry, I think it's a very nice, quick way to understand how the industry operates. On the upper left-hand side of the slide it all starts with buying drugs and we buy today about $900 million worth of drugs, a significant number.

               About $80 million of that is generic purchases. Once we contract for and buy the drugs we have a drug wholesaler, in our case it's Cardinal, who delivers on
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               a daily basis to our  pharmacies.  The  pharmacies job is then to package  and  dispense  to  specific  patient  orders and then we
               deliver  those  orders  into  the  long-term   care   facilities,
               generally within 150 mile radius of our location.

               Now this is how it works today within NeighborCare. Let me, through the next few slides, share with you what the future will look like utilizing automation. The first step in the process is to put a drug repackaging facility between the manufacturer and our NeighborCare pharmacy. This facility will be an FDA approved location and it will prepackage, in bulk, the blister cards that our used in our pharmacies. The pharmacy will then label that prepackaged package, if you will, and send it out for specific patient orders to our long-term care facility.

               We actually had a thought that we'd be in place with this program by 2006, late 2006, we've made tremendous progress however and we're now saying that we'll be - this drug repackaging facility will be online in late 2005, a full one year before our previous expectations. We do feel that this will save us between $3 to $5 million a year through 2005 and 2006. I want to point out that not only is this better for our cost structure but it also reduces med errors significantly and improves patient safety so it's a very important program, not only for us, but for our customers.

               Now once the drug repackaging is in place we can then move towards more automation within our individual pharmacies. Automation of these pharmacies is done really through the various
               - looking at the various functions within the pharmacy and how we can automate them.

               Now without divulging too much to our competitors I'd like to show you a few of our thoughts on how this automation will occur. You can see in this slide that we intend to have fully automated Super Pharmacies in some

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               locations and  semi-automated  smaller pharmacies in others. As I said earlier, not only will this reduce our costs but it will also improve patient safety. Now one thing that is sometimes lost in automation programs is that it also improves customer service, in this case the programs we're intending to put in place actually improve the cycle time significantly, sometimes from as much as 3 hours down to 30 minutes, so our response time for our customers will be much greater.

               Now we recently announced that we were going to spend $35 million over a 3-year period of time on these programs and we would save $20 million a year through these automation programs. This is totally new to the industry and again as I said, drives down our costs and improves our customer service. Now you can't do this however, without utilizing an intelligent operating system.

               The next slide I want to show you speaks to the Intelligent Decision Rule Engine that we're in pilot on right now and again, if you followed us for a while you've heard me talk about this program, it is a program that is in test in, in fact five locations right now. We hope to have a decision by the end of the summer or early fall on implementing this new system. The system helps us because it minimizes the training and the education for our employees, provides for much greater efficiency within our pharmacies and again, along the same theme of patient safety, it does help us to reduce medication errors.

               Now what I'd like to do in the next few slides is to give you a visual of how all of this is going to come together. You can see the slide here that today's NeighborCare has 65 decentralized, fully functional and fully staffed long-term care pharmacies in 32 different states. Let's take a look at how we're going to transform this picture.
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               To do that you should understand the various functions that occur in a pharmacy. Now this slide is not intended to show all the functions within a pharmacy, just the ones that we're focused on right now in terms of our automation program. You do have data processing in the pharmacy; you have the packaging function, particularly in blister packs that I talked about earlier; you have the dispensing function, the specific patient order and fulfillment, which is the delivery and the billing. So those are all of the pieces, this gives you an idea of the various things that are done in a pharmacy. Let's take this and break it down even further.

               In this particular slide you'll see that what we're going to do is take the first piece, the red piece, the data processing and centralize that. This gives us tremendous reduction in headcount and helps us to gain better control over all of our operating systems.

               In the next slide you get the impact of the Drug Repackaging facility that I talked about earlier and in this case we're centralizing and getting the benefit of volume efficiency by doing the packaging in a single location.

               In the next slide we look at dispensing, again to specific patient orders and what we'll end up with here are several fully automated Super Pharmacies in conjunction with partially automated smaller pharmacies.

               And again the last slide, it can't work unless you have an intelligent system to network all of this together and that's where the piece comes - or that's where the system that I talked about earlier brings all of this together.

               Now if you take a step back for a moment and think about the last 10 or 15 slides I've taken you through, we've started with Phase
               I  of  our  Cost   Reductions   programs   that  we  called  Best
               Demonstrated  Practices  and that will
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               be done by the end of 2004 and  we'll  see  savings  of about $18 million on an annualized basis.

               In Phase II, which is essentially 2005 and 2006, we begin the Automation Programs, including fax servers, imaging and drug repackaging and we intend to save about $20 to $30 million through those programs.

               And then in Phase III we get in, in 2006 and 2007, to the real heart of the automation, the vision of the future of what our pharmacies will look like and another $20 million in cost savings.

               Now obviously this truly transforms our operations through the use of technology. I'd like to move to another area that we're using technology to enhance our relationships with our customers. I'd like to start with a slide again that I've used in the past, this slide relates to the drug trend, that I mentioned earlier, in the industry. If you look at drug trend you really have to break it into its individual components.

               As you can see here, in our book of business, we see drug trend increasing by about 8 to 13% on an annualized basis. Again, this is part of what makes this a tremendous business to be in, we have built-in top line growth because of this drug trend. You can see the components here; price increases generally 2 to 4%, I would tell you that this year in the first quarter we actually saw price increases from the manufacturers more on the order of about 6%; new products there are many new geriatric products coming out, they fuel the top line growth and in our case, currently to the extent of 1 to 2%.

               I actually think that this number will increase in the future because of many of the geriatric drugs that are currently under evaluation; the final piece is what I refer to as utilization and this is essentially doctors prescribing more drugs to
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               treat their patients.  In our book of business we see utilization increasing by 5 to 7%. Now this is the one component in drug trends that we can influence by working with our customers and we have developed a number of programs we refer to as our Cost Management Programs, to do that and this again, is the new value proposition that we're bringing to our customers today.

               I'm going to move forward and actually share with you a little bit of the technology that we're using and showing to our customers today to help them control their drug costs. Let's go back to our business cycle for just a moment and again we're talking about the facility side of the business. We have two new programs to help manage drug costs. The first one is what we call inTelAdmit and the second one is inSightRx.

               Let me start by telling you a bit about inTelAdmit. One way that you can manage your utilization is to address your drug costs prior to admission, so we have developed this perspective admission screening tool, again we call it inTelAdmit. What we're doing through this tool is essentially looking at whether or not the proper drug is being used, is it the lowest cost drug and is it being utilized appropriately.

               Now without sharing too much with our competitors, let me show you a little bit of how this new program works. First of all, it runs on a laptop, a PC or a tablet, you plug in the various demographics of your patient and also plug in information on your facility customers and what their costs are, as well as pricing and other factors. And this tool actually projects the drug costs for our clients, it makes suggestions on potential substitutions,
               it   also   provides   a   clinical   review   looking   at  drug
               incompatibilities, allergies and other clinical issues. This is a tool that's unique in the industry today. It's real, it's been tested and we're currently, by the end of July, will be in rollout to select customers.
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               Now you can't always catch the drug changes on the  frontend,  so we've also developed a tool to look at drug costs on the backend and actually provide analysis and look at trends for our customers, again to help them manage their drug costs. We do this through a product we call inSightRx, inSightRx is a Web based drilldown tool into the data on drugs that we have for all of our customers, again it helps to manage drug costs and utilization. Version 1 was actually released this month; our initial customers are currently being in-serviced as we speak.

               Now again I'll take you into some of the details without providing too much competitive information. You can see on this next slide that there are various things that our customers want to look at, these are just examples. One example is looking at the Top 50 medications being used within their facilities, drilling down into those medications in terms of who uses them and where they're used and very specifically targeting specific drug intervention programs to, again, impact drug costs.

               Another report that people like to look at is their Medicare A drug spending. This is because facilities are responsible for these drug costs and they want to manage these costs as effectively as they can, so we provide reports that show what the drug spend is for their Medicare Part A patients and take them through, again, a series of drilldowns so that they can see how their costs are really working within their facility.

               And the final example would be physician profiling where we're looking very specifically at how the physicians are prescribing and helping our customers to work with them so that they can use more cost effective medication and also benchmark the physicians, see how their doing against formularies and other things that they're asking them to do.
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               So I've now shown you the  various  technologies  and  automation programs that we're using. I'd like to go back now to our overall business plan and remind you first that we've demonstrated the execution is working on these plans, we've provided some forecast assumptions in earlier slides and I'd like to now get to what the results are that we expect to get moving out into the future.

               You can see on this next slide, this is a revenue buildup 2004 to 2007; you can see a series of graphs that show the various components of our growth programs. Again, this goes back to the assumptions made earlier, which were very logical assumptions and very doable assumptions. You can see here revenue in 2004 should be in the $1.4 to $1.5 billion range and by 2007 we expect revenues to be $2.3 to $2.5 billion. The key drivers again are drug trend, that's that built in top line growth that I talked about earlier and bed growth and in this case bed growth is both organic and acquisition growth.

               On the drug trend side we're assuming going forward, a drug trend actually less than the 8% that we are currently experiencing. Primarily because the cost management programs I just described to you are in fact designed to slow down drug trend a bit.

               Our bed growth, again going back to earlier slides and what we've already accomplished, the momentum we have, the new team we have in place and the new value proposition is very doable over this period of time.

               Let's see how the EBITDA buildup looks. You can see in 2004 EBITDA of about $110 to $120 million, by 2005 we're beginning to see our bed growth kick in as well as the other acquisition programs and drug trends. In 2006 begin to see cost programs in full swing and by 2007 most of our automation

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               has been put in place and we're seeing EBITDA in the $300 to $330 million range.

               Now let's take a look at how all of this drives EPS. You can see here on the next slide EPS growth in the 54 to 63% range, starting in 2004 with EPS in the range of 85 to 90 cents and growing to $3.30 to $3.65 by 2007. Again, 2005 is really the first year that we begin to get a significant traction on all the programs I described to you earlier and the out years are driven by very logical assumptions that I made earlier so you can see the buildup and see how we actually get to these numbers. In short, this plan makes sense. We've got a demonstrated ability to execute on the key assumptions, which we have already shown and our future assumptions are reasonable.

               Let's take a look at Capex required over this period of time. Again, as I've mentioned to many of you in past discussions, our steady state Capex runs in the $20 to $27 million range, our acquisition Capex for this program is $25 to $50 million per year, unless we see something that's bigger that's available and if it makes sense, we certainly would look at that. And about $20 million in our Phase II Cost Program, shown here in red and then $35 million in automation, actually through 2008 for our Phase III Program.

               As you can see on the next slide, all of this drives to the expected results in 2007, top line growth between 16 and 20%, EBITDA margins reaching in excess of 13% and again, our long-term EPS CAGER of 54 to 63%.

               I thought I would conclude my comments today with a brief summary of our current situation. As all of you know, the NeighborCare Board of Directors has emphatically and unanimously rejected the proposal of the other company on three separate occasions. We believe strongly that their proposal is

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               opportunistic  and not in the best  interest of our  shareholders and our other constituencies.

               We also believe that the best course forward for our company is the business plan, which I have laid out for you today. With that said, to me the situation is very straightforward, this company is just getting started and the proposal we have is totally inadequate based on the future potential of the company.

               The plan we have is working, our service costs are dropping as we complete Phase I of our Cost Reduction Program, which have been focused on Best Demonstrated Practices. We're poised to roll into Phase II of these programs in 2005 and 2006, as well as an even more exciting Phase III, which will utilize automation and technology to totally transform the business. Our new formulary and P&T process is also working and our suppliers are seeing a more educated and demanding customer.

               We have a solid plan for organic growth and we are seeing significant success here as well. Our Sales and Account Management organizations have new leadership, as well as new sales programs that enhance the value proposition of NeighborCare for our customers. As a result retention rates are increasing and we are experiencing net bed gains for the first time in the past four years. Our acquisition plan is also working, but we have demonstrated that we are able to compete effectively for strategic acquisitions that make sense to the company.

               Finally, we had a plan to expand our geographic coverage so that we could compete for large national accounts and as of August of this year we will have successfully completed the majority of this plan as well.
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               In addition to executing on our strategic priorities,  we've also recruited and hired key new management and educated and mentored our existing management so that we could effectuate change. We now have a core group of employees who have distinguished themselves as change agents for the company and they are beginning to drive the cultural change necessary to take this company to the next level.

               In short, again we have a plan and we have successfully executed on our plan over the last seven months. However, we're just getting started. The greatest success for this company is down the road when we have successfully transformed the business as I have described today.

               This type of revolutionary change does not happen overnight, however, by anyone's standards the change we have inspired has been substantial. All of us at NeighborCare look forward to the exciting times ahead and the opportunity to continue to build a great company that has sustainable value. Thank you and Operator we will now take questions.

Operator:      At this time I would like to remind  everyone  if you would like to ask a question press star and the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

               Your first  question  comes  from Glen  Santangelo  from  Charles
               Schwab.

Glen Santangelo:  Just a quick  question  gentlemen,  you know, I just want to understand yours and the Board's dissatisfaction with OmniCare's proposal a little bit more. It sounds like, based upon what you're saying, there isn't anything structural or cultural that wouldn't make these two companies a good fit. It sounds like that the bid is financially insufficient to, you know, to compensate NeighborCare's shareholders for all the potential upside, given all the programs that you have
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               in place. If the later is the case,  which is I think what you're saying, why doesn't it not make sense to sit down at least with OmniCare and maybe see if there's something that could be worked
               out  where  they   could   adequately   compensate   NeighborCare
               shareholders for all this potential upside that seems to exist?

John J. Arlotta:  Thanks for your question.  Yes, I think that you got it exactly right in terms of a summary of why we're not interested in this proposal. We think the greatest value is ahead of us. We're obviously, as you can see from the presentation today, just getting started and, you know, to me we'll react to whatever happens to be in front of us. What has been in front of us since earlier this year has been the price that you're all aware of and the Board felt from the beginning, and still feels, that that price is just way below the potential value of this company down the road.

               So to me it doesn't make sense to respond to something that's hypothetical or something that could be or something that might be. To me that's not the way to move forward. We have a plan, we're executing the plan and we're going to stick to it. One of the things I didn't mention today is that our employees are extremely focused and what we're saying to them is, "You keep your head down, you keep moving and make sure that you stay focused on this business and continue to make the execution happen the way you've seen here over the last seven months."

Glen Santangelo: Okay thanks for the comments, appreciate it.

John J. Arlotta:  Thank you.

Operator:         Your next question comes from Jerry Docktrow from Legg Mason.
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Jerry Doctrow:  Hi, I just have of the things,  you know, just in terms of thinking about pricing and stuff, you obviously have some specific numbers and a case and I think we all appreciate that. What kind of, I don't know, risks or uncertainties are there as we think about it in terms of getting to some of the numbers, particularly as we think out, sort of, you know, '07, are there things that can go wrong or, you know, what I'm trying to sort of think through myself kind of on the fly here is kind of, you know, what the discount rate, you know, if I - to try and sort out what's something worth in '07 coming back?

John J. Arlotta:  Yeah,  thanks Jerry.  Well I think normally when you look at a plan like this you look at execution risks, anybody would, I think that's quite logical. The picture that I've tried to paint today is that we actually, again are executing very nicely and the plan we've laid out is really just a continuation of what is already been happening, so I think that the execution risk is not a significant one. We've got an organization that's making it happen, the assumptions we've laid out are not crazy assumptions, they're very doable assumptions and I think they make sense.

               If you take a step back and just look at perhaps the industry as a whole, I think one risk factor you have to look at is the Medicare program and at this point in time, I know some people think that it might be an upside, I think you could make some arguments that there might be a slight downside, so I would argue that the biggest risk factor is probably what's going to happen with the Medicare program. But if I were to kind of weigh in, I would weigh in it will be somewhat neutral, but I still would have to say that's a risk factor Jerry.

Jerry  Doctrow:  Okay and just to follow-up on the prior question too. Any other issues that, you know, would make you reluctant to negotiate them? I guess if I understood your answer you're saying until you get a price that's, either you consider it enough or you consider it close enough to warrant a discussion, it
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               doesn't make sense to sit down, but are there any other factors that, you know, lead you to say, you know, not open it up to negotiations and sort of push the other guy to the tender offer?

John J.  Arlotta:  No, I don't  think  so. I mean I have,  as I stated
               earlier, we have a big job here to execute on the programs that we've laid out, and I'm going to make absolutely sure that from the top of this organization to the bottom of this organization we stay focused on the task at hand, which is to execute on these programs and, you know, if something else were to be on the table we'd look at it at that point in time, but right now we're very focused on just executing the plan.

Jerry Doctrow: Okay, thank you.

Operator:      Your next question comes from Bruce Wilcox, Cumberland and
               Associates.

Bruce Wilcox:  Yeah,  hi  guys.  Thank  you  for  this  very  thorough presentation. As I looked over the Capex budget there's a fairly large number for implied acquisitions and I guess the one thing that I would have liked to have heard and did not hear is the extent to which the NeighborCare common stock on the public market might be one of the highest and best acquisitions that you could make, because it looks to me like you could easily fund everything else out of, you know, operating cash flow and then some.

               So, I think to the extent that you are asking your shareholders to forgo an offer currently of $30 in hand, which may be raised, but I think that the implication is that it is the Board's belief that the value of this enterprise and it is our believe, the value of the enterprise is substantially higher, so why not get explicit about, you know, share repurchase given your balance sheet and the prospective cash flow?
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John J. Arlotta:  Yeah,  thanks  Bruce,  appreciate  the question and really this has been more of a matter of timing and priorities. As you can well imagine, running the business and also reacting to this situation has taken quite a bit of time. That is something that we'll have on the Board for discussion at future Board meetings and I can assure you that this is something that we'll take up at the appropriate time. So that's about all I can say about that at this point. It's just something that we just haven't gotten to given everything else that's going on.

Bruce Wilcox:  Well  John,  just if I may  follow  on,  I think in this battle for the hearts and minds of the public shareholders, I can't think of a higher priority than now so I would encourage you and your Board to take this up sooner rather than later so we can throw it into the mix as we evaluate our alternatives.

John J. Arlotta: Great, I appreciate your input on that Bruce.

Bruce Wilcox:    Thanks very much.

John J. Arlotta: Thank you.

Operator:        Your next question comes from Kevin Fischbeck from Lehman
                 Brothers.

John J. Arlotta: Hi Kevin.

Kevin Fishbeck: Hello,  thank  you.  Let's  see,  I have a  couple  of questions on the top line, I guess, assumptions, unfortunately I don't have the presentation in front of me I'm having technical difficulties, but can you go over your assumptions and I know you talk a little bit about Medicare pricing being a concern going forward, but what are your assumptions about Medicaid pricing, that seems to be the concern coming off the quarter, maybe it might take a little bit longer to

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               see all the cost cutting to show up in the bottom line.  What are your assumptions on Medicaid rates over the next couple of years? And then also could you talk briefly about the ManorCare contract being stable, have you gotten any indications on that and what are your assumptions on that going forward?

John J. Arlotta:  Sure.  Yes, on the Medicaid  side, as you well know, two years from now that will not be a big issue for us because of the new Medicare program, but a little bit of an update on the Medicaid situation as we see it today. I think last time we talked about this we were talking about Florida and Maryland, Pennsylvania and California as being potential locations where we could see some reimbursement reductions still this year. I think right now we're down to Maryland and Florida, Maryland in July and Florida sometime this summer and those are fairly certain but remember Maryland is a second reduction and a little bit less than the impact that we saw the first time around and Florida is not significant. So those two combined, I would say we ought to be able to offset those changes.

               In the case of Pennsylvania it looks like they've taken those changes off the table, at least for now, so we feel like there's somewhat clear sailing between now and the end of the year and in the case of California, they actually had come back and talked about a reduction, but also at the same time, I think it was after the earnings call, mentioned that they would be increasing the fee that they pay us. So we don't expect them to get to the levels that they're talking about in California. They had tried to get to the 5% discount level and that's been hung up in the courts and they were talking about going beyond that and adding an additional dispensing fee, I think all in, the California situation is what I would call stable at this point in time.
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               So just to summarize, Florida and Maryland for Medicaid, probably still impacts us this year, those will be the ones that we see that are big and are on the horizon.

               The ManorCare situation, all I can tell you is that I have met several times with the ManorCare people. They are very pleased with the service that we provide. We are, in fact, showing them, like we're showing all of our customers, a number of the programs that I've shared with you today. They are excited about those programs and the opportunity that it brings to save money on their drug costs, so all indications that I have are just very favorable relative to ManorCare, I feel very good about that one.

Kevin Fishbeck: Okay, thanks.

John J. Arlotta:Thank you.

Operator:       Your next question comes from Chuck Myers from Fidelity
                Investment.

Chuck Myers:    You there?

John J. Arlotta:Yes.

Chuck Myers:  Oh got it. Okay, so I guess the bottom line question that
               I have for you guys is that the one thing that was not addressed, which I think is relevant and you guys presented a lot of important issues and information today, but I think the most relevant issue is, how much - or how many (unintelligible) quantified the economies of scale in this business. Would you say their substantial and do you think that you could, you know, expand margins substantially overtime by getting bigger or that they're hard to come by and getting bigger is not a huge benefit in this industry?
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               If you believe that  economies of scale are  substantial  in this industry, the rational conclusion I think would be is that it's only a matter of price, which I think you hit on already and if that's the case you clearly must have a price in mind and where is the logic in not at least sitting down with OmniCare Management and discussing the price in the sense that, you know, if they don't know what you're asking for, you know, they just keep throwing out numbers and getting rejected in public, which probably isn't good for anyone.

John J. Arlotta: Well they don't know what I'm asking for because I've never asked for anything.

Chuck Myers:  Well,  I guess  that's the  question.  If your  fiduciary responsibility to shareholders, they might be willing to pay what you'd ask, if you don't ask.

John J. Arlotta:  Well,  it's not my  responsibility  to ask.  I have reacted to what's been proposed and I will continue to do that. Let me answer your question on economies of scale very briefly and I'll come back. There's no question that the bigger you are, the better your margins can be, but that is not 100% of the issue relative to margins.

               In fact, if you really begin to break this down the rebates are a significant part of being more profitable and rebates have nothing to do with your size and scale. They have everything to do with how well you drive market share on behalf of the manufacturers, so you could be the smallest player in the industry and get the same rebates if you're able to move market share the way the manufacturers want you to and that's one of the reasons I showed that Rebate Slide earlier in the presentation.

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               There are other areas,  the Sales and Marketing  programs,  in my mind don't have anything to do with economies of scale. We're bringing a new value proposition to the marketplace, managing our customers drug costs has nothing to do with scale. You can see based on where we are and the size we are today, we've been quite successful in getting new programs out there ahead of our competitors, so I don't think that has anything to do with scale either.

               Now just to come back, again I would say that in terms of, you know, what we're doing, what we're doing is executing on the plan. If someone else wants to make a proposal to us they're free to do it as they have done in the past, but right now I'm not going to react to some hypothetical situation.

Chuck Myers:   I guess there's no virtue in your mind to being  proactive in terms of, you know, a bird in the hand versus two in the bush type of scenario. You know, risk of the execution of the strategy, if you have a particular valuation in mind, what's the harm in sharing that with someone in case someone is willing to pay it?

John J. Arlotta: Well again, the price that we have on the table right now is so far off of what we think the right price is that I don't see any reason to do that.

Chuck Myers:   Got it.  Okay, thanks.

John J. Arlotta: Thank you.

Operator:      Your next question comes from Drew Figdor from Tiedemann.

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Drew Figdor:   Along  that  vein,  have you done  anything  to  explore
               whether there are other alternatives or whether there are other people interested and have you been contacted by anybody?

John J.  Arlotta:  No,  we have not done  anything  to  explore  other possibilities at this point in time. Again, we've been - we've had a pretty full plate here doing the things that we're doing to run the business to execute on these plans and respond to this situation, so no, we have not. Now whether or not there have been various calls that have come in and so on, I don't know, I don't think so at this point but I would say that we certainly have not been seeking any other options.

Drew Figdor:   Thank you.

Operator:      We have time for one more question.
               Your final question comes from Greg Davis of Davis Capital.

Greg Davis:    Thank you, good afternoon.  Just a quick question, can you discuss how long, if in fact you defend yourself against the OCR and (unintelligible) and obviously the stockholders will pull back somewhat, how long will it take your plan to get the stock to the price where you think it's reasonable?

John J.  Arlotta:  How long  will it take the plan to get the stock to the, I'm not sure I follow the question can you give it to me another way?

Greg Davis:   (Unintelligible) isn't reasonable in your mind, isn't high enough. So what I'm saying is, how long will it take under your current plan to get the stock to where you think it is at the proper price? I mean, is it going to be '07's number or '06 number? Where should we, you know, at what point are you going to
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               get to the point  where  they might be willing to pay if you were to have an ongoing discussion with them?

John J. Arlotta: Well, the plan is basically the plan. I can't control the price of the stock, so you've seen the plan, you've seen it laid out in great detail, you've seen the timing on it and essentially, as I said earlier, we get good traction in '05, we get significant traction in '06 and '07, so you can probably make your own estimates based on the information we gave you today.

Greg Davis:    But even if you used a high end  estimate for '05 at 160,
               put a 25 multiple which is currently, you know $40 stock, I mean how do you know currently that OCR wouldn't be willing to pay you that price had, you know, had you made them make the proposal?

John J. Arlotta: Well again, I'm not going to speculate.  You've asked me to speculate on a number of things that I can't control, I can't control the other side and I would never speculate on what they might be thinking.

Greg Davis:   (Unintelligible)   more  directly  is,  it  sounds  like
               listening to this call it sounds like many of the people on this call would like you to have open dialogue with them and discuss, you know, after listening to your plan maybe they won't feel that it would take a lot longer to realize the proper price of your stock then it would if you were to have an open negotiation with OCR. I guess that's sort of the question is why you wouldn't...

John J.  Arlotta:  Well,  let me  just  make  a  comment.  We are  not entrenched here. I don't want anyone to get that impression from my comments, however on the other side, if you go back to my explanation of the chain of events leading up to the point we're at right now, I think if you put yourself in my chair, you would probably react the same way that I'm reacting today. This price is not anywhere close
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               to what's appropriate, my past experience is that it's, you know, it's better to react to something that's real then to even sit down and have conversations similar to the ones that we had before and that's what I'll do and that's what the Board will do.

               If we got a different price we'd react to that but there's really no need to take time and effort away from running this business and executing on these plans to do that until something else is there. For me, I'm not going to deal with the hypothetical.

Greg Davis:    So if in fact OCR comes  back with  another  bid you will
               then sit down and discuss with them, (unintelligible) with them?

John J. Arlotta:  We will react to anything that's put in front of us, just like I reacted when I talked to Mr. Gemunder early on and I promised him that I would go to our Board of Directors and I did that.

Greg Davis:    Okay, thank you very much.

John J. Arlotta: Thank you.

Operator:       At this time there are further questions.
                Are there any closing remarks?

John J.  Arlotta:  No, I just want to thank  everybody  again for your patience as we were getting to you here. I know you understand some of the issues we had and we really couldn't talk until today so I'm pleased to have this opportunity to talk to you and look forward to answering any other questions that I can over the next few days. Thank you very much.

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Operator:      At this time - Thank you for participating in today's
               conference call, you may now disconnect.


                                                                  END